Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Fidelity National Financial, Inc. for the registration of 7,241,200 shares of its common stock and to the incorporation by reference therein of our reports dated February 14, 2020, with respect to the consolidated financial statements and schedule of Fidelity National Financial, Inc., and the effectiveness of internal control over financial reporting of Fidelity National Financial, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Jacksonville, Florida
June 1, 2020